Exhibit 99.9(c)

April 23, 2007

Mutual of America Institutional Funds, Inc.

320 Park Avenue

New York, New York 10022

Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Mutual of America Institutional Funds and the proposed offering of common shares, par value $.01 per share, of the Small Cap Value Fund and Small Cap Growth Fund as described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters convered hereby.  It is my opinion that the common shares of the Small Cap Growth Fund and Small Cap Value Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Patrick A. Burns
Senior Executive Vice President
and General Counsel